Exhibit 99.1

MICRO THERAPEUTICS COMPLETES EXCHANGE OF NOTES

FOR COMMON STOCK ISSUANCE

Irvine, Calif.—January 30, 2004—Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today said that it has issued approximately 6.3 million shares of its common stock in exchange for promissory notes, sold by the company in a December 2003 private placement that raised $17 million. Prior to completing the exchange, MTI held a special meeting of stockholders for the purpose of receiving stockholder approval as required under Delaware law, and NASDAQ and other regulatory rules.

As previously disclosed, on December 4, 2003, MTI sold the notes pursuant to an agreement, under which the $17 million aggregate principal amount of the notes, and related accrued interest, would be exchanged for MTI common stock at a price of $2.73 per share, representing a negotiated discount to the average closing price of MTI’s common stock for the five-day period that included the announcement of its 2003 third quarter financial results on November 5, 2003. Funds managed by Warburg Pincus and The Vertical Group collectively invested an aggregate of $13 million in the transaction, which included two other institutional investors both of whom are existing stockholders.

This announcement is not an offer to sell either the notes or the common stock issued in exchange for the notes. The private placement was made by MTI without a selling agent. The shares issued upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, and until so registered the shares may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s neurovascular products have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. The company’s products are sold throughout much of the world, with Onyx proceeding through regulatory processes in the United States and Japan. MTI markets more than 225 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.